Exhibit 4.89

*** Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[Redacted]”) in this exhibit. ***

INVESTOR RIGHTS ASSIGNMENT AGREEMENT

THIS INVESTOR RIGHTS ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of 29 May, 2024 by and among GDS Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), STT GDC Pte. Ltd., a company organized under the laws of the Republic of Singapore (“Investor”), and STT Garnet Pte. Ltd. (the “Assignee”) and is supplemental to the Investor Rights Agreement dated as of June 26, 2020, as amended by the letter agreement dated August 4, 2020 and the letter agreement dated February 20, 2022, each between GDS Holdings Limited and STT GDC Pte. Ltd. (collectively and as may be further amended, restated or supplemented from time to time, the “Investor Rights Agreement”).

RECITALS

WHEREAS, Investor is the holder/owner of (a) 477,288,484 class A ordinary shares, par value US$0.00005 per share, of the Company (the “Class A Shares”) comprising (i) 310,358,244 Class A Shares registered under the Company’s share register in the Cayman Islands, (ii) 40,244,800 Class A Shares registered under the Company’s share register in Hong Kong Special Administrative Region of the People’s Republic of China and (iii) 126,685,440 Class A Shares in the form of 15,835,680 American Depositary Shares and (b) US$100,000,000 unsecured 0.25% convertible senior notes issued by the Company, convertible into 16,000,000 Class A Shares, and is a long term business partner of the Company;

WHEREAS, Investor intends to transfer all of its beneficial ownership in the Company to the Assignee;

WHEREAS, pursuant to Section 4.16 of the Investor Rights Agreement, in connection with any transfer of Registrable Securities by Investor, Investor may assign to an assignee Investor’s rights to cause the Company to register Registrable Securities, which rights are granted to Investor under Sections 4.7, 4.8 and 4.9 of the Investor Rights Agreement (together, for the avoidance of doubt, with the provisions under Sections 4.10 to 4.16 of the Investor Rights Agreement that apply in connection therewith, the “Investor Registration Rights”); and

WHEREAS, Investor intends to assign the Investor Registration Rights to the Assignee;

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1Definitions. Unless defined herein, capitalized terms, words and expressions used in this Agreement shall have the same meaning as in the Investor Rights Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Investor and Assignee, each of which is true and correct on the date hereof:

Section 2.1Power; Authorization; Enforceability.

(a)The Company is duly incorporated and validly existing under the laws of the Cayman Islands.

(b)The Company has all requisite corporate (or similar) power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement has been duly authorized by all necessary corporate (or similar) action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Investor and Assignee, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 2.2No Conflicts.The execution and delivery by the Company of this Agreement does not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets Company under, any provision of (i) the constitutional documents of the Company, or (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company is a party or by which any of its properties or assets is bound, other than, in the case of clause (ii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INVESTOR AND ASSIGNEE

Each of Investor and Assignee (the “Warrantors” and each a “Warrantor”) hereby makes the following representations and warranties to the Company in respect of itself only on a several and not joint basis, each of which is true and correct on the date hereof:

Section 3.1Power; Authorization; Enforceability.

(a)Such Warrantor is duly organized and validly existing under the laws of the jurisdiction in which it is organized.

(b)Such Warrantor has all requisite corporate (or similar) power and authority to execute and deliver this Agreement. The execution and delivery by such Warrantor of this Agreement have been duly authorized by all necessary corporate (or similar) action on the part of such Warrantor. Such Warrantor has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company and the other Warrantor, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 3.2No Conflicts. The execution and delivery by such Warrantor of this Agreement does not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of such Warrantor under, (i) any provision of the organizational documents of such Warrantor, or (ii) any Contract to which such Warrantor is a party or by which any of its properties or assets is bound, other than, in the case of clause (ii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Warrantor to perform its obligations under this Agreement.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1Assignment of Registration Rights. The parties acknowledge that on or about the date hereof, Investor will transfer all of its Registrable Securities as of the date thereof (the “Subject Securities”) to the Assignee. Pursuant to Section 4.16 of the Investor Rights Agreement, Investor hereby assigns to the Assignee the Investor Registration Rights in respect of the Registrable Securities. The parties acknowledge and agree that this Agreement, including such assignment of the Investor Registration Rights, shall take effect simultaneously with the effectiveness of a Deed of Adherence, a copy of which is attached hereto as Schedule 1 (the “Deed of Adherence”), and on the date of completion of the transfer of the Subject Securities from the Investor to the Assignee. For the avoidance of doubt, the parties acknowledge and agree that pursuant to such assignment of the Investor Registration Rights, all references to the “Investor” in the Investor Rights Agreement shall be deemed to apply to the “Assignee”.

Section 4.2Deed of Adherence. Pursuant to Section 4.16 of the Investor Rights Agreement, and as a condition to the Investor’s assignment of the Investor Registration Rights pursuant to Section 4.1 above, the Assignee has executed and delivered the Deed of Adherence.

Section 4.3Release of Investor. The Company hereby irrevocably releases Investor from all obligations under the Investor Rights Agreement that are incurred or that are to be performed on and after the completion of the transfer of the Subject Securities to Assignee.

ARTICLE V

INFORMATION RIGHTS

Section 5.1Information Rights. For so long as the Assignee or any of its affiliates has the right to appoint one or more Directors of the Company (the Assignee or such affiliate, a “Qualified Shareholder”), the Company shall furnish such Qualified Shareholder with the following information (in each case consistent with materials otherwise provided the Company’s Board of Directors and/or such documents in their final form for use by senior management):

(a)periodic reports, consisting of unaudited quarterly financial statements (as soon as available and in any event not later than the later of (i) 45 days following the end of each fiscal quarter; (ii) if mutually agreed between the parties in respect of a particular fiscal quarter, 60 days following the end of such fiscal quarter, and (iii) the date on which the Company’s unaudited quarterly financial statements are made available to the public) and audited annual financial statements (as soon as available and in any event not later than the later of (i) 90 days following the end of each fiscal year, (ii) if mutually agreed between the parties in respect of a particular fiscal year, 120 days following the end of such fiscal year, and (iii) the date on which the Company’s audited annual financial statements are made available to the public) prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), which statements shall consist of:

(i)the consolidated balance sheet, income statement and cash flow statement of the Company consisting of a comparison to the corresponding data for the prior period and the corresponding period of the previous fiscal year; and

(ii)a group reporting package that is required for purposes of the Qualified Shareholder’s own financial statement preparations) showing the reconciliation to International Financial Reporting Standards (“IFRS”) (which in the case of the annual IFRS group reporting package shall be audited by the Company’s auditor); and

(b)to the extent that the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, such reports actually prepared by the Company as soon as available, provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the SEC’s EDGAR system or any successor to the EDGAR system.

Section 5.2Further Agreements. The Company and the Assignee further agree as follows:

(a)The Qualified Shareholder shall be responsible for, and shall reimburse the Company for, any fees and expenses incurred in connection with the preparation and provision of any information pursuant to Section 5.1(a)(ii) above, to the extent that such information would not otherwise have been prepared by the Company but for the need to fulfill its obligations under this Agreement.

(b)The Qualified Shareholder shall keep confidential any non-public information provided by the Company pursuant to this letter agreement and pursuant to any other authorization by the Board of Directors contemplating the disclosure of non-public information to such Qualified Shareholder. The Qualified Shareholder hereby acknowledges and agrees that (i) it is aware that the United States securities laws prohibit any persons who have material, nonpublic information regarding a company from purchasing or selling securities of that company and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information and (ii) the Company maintains a policy, a copy of which has been provided to such Qualified Shareholder, regarding the trading of the Company’s securities by directors and officers of the Company, including time periods during which such securities may and may not be sold, and that for so long as a Qualified Shareholder has the right to appoint any Director or has a director nominee serving on the Company’s Board of Directors, such Qualified Shareholder shall be subject to such Insider Trading Policy as in effect on the date hereof as if it were a director of the Company.

(c)The Qualified Shareholder agrees to indemnify and hold harmless the Company against any expenses, losses, claims, damages or liabilities which the Company may suffer or incur as a result of any violation by such Qualified Shareholder of its obligation to maintain the confidentiality of any information received by its Director appointee or for any misuse of such information.

ARTICLE VI

CONDITIONS TO THE ASSIGNMENT

Section 6.1Conditions to Obligations of the Company. Consistent with Section 4.1 above, and for the avoidance of doubt, the obligations of the Company in respect of the Investor Registration Rights being assigned from the Investor to the Assignee under this Agreement are subject to the satisfaction or waiver (in writing) by the Company of each of the following conditions:

(a)The transfer of the Subject Securities from the Investor to the Assignee shall have been completed.

(b)The Deed of Adherence shall have taken effect.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1Confidentiality. Each party hereto hereby agrees that it will, and will cause its respective Affiliates and its and their respective representatives to, hold in strict confidence any non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto, whether in written, verbal, graphic, electronic or any other form provided by any party hereto (except to the extent that such information has been (a) previously known by such party on a non-confidential basis from a source other than the other parties hereto or its representatives, provided that, to such party’s knowledge, such source is not prohibited from disclosing such information to such party or its representatives by a contractual, legal or fiduciary obligation to the other parties hereto or its representatives, (b) in the public domain through no breach of this Agreement by such party, (c) independently developed by such party or on its behalf, or (d) later lawfully acquired from other sources) (the “Confidential Information”). For the purposes of Section 5, notwithstanding any provision in this Agreement, the Qualified Shareholder shall have the right to disclose information received thereunder to such of its Affiliates that is its immediate holding company. In the event that a party hereto is requested or required by law, governmental authority, rules of stock exchanges, or other applicable judicial or governmental order to disclose any Confidential Information concerning any of the other parties hereto, such party shall, to the extent legally permissible, provide the other parties with sufficient advance written notice of such request or requirement and, if requested by another party hereto (at such other party’s sole expense) assist such other party in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

Section 7.2Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission (“Email”), so long as a receipt of such Email is requested and received) and shall be given:

If to the Company:

GDS Holdings Limited

Address: Conyers Trust Company (Cayman) Limited, Cricket

Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-

1111, Cayman Islands

with a copy to the following address: F4/F5, Building C, Sunland

International,

No. 999 Zhouhai Road,

Pudong, Shanghai 200137

People’s Republic of China

Email: [Redacted]

Facsimile: [Redacted]

Attention: [Redacted]

with a copy to:

Simpson Thacher & Bartlett LLP

Address: 35/F, ICBC Tower

3 Garden Road Central, Hong Kong

Email: [Redacted]

Facsimile: [Redacted]

Attention: [Redacted]

If to Investor:

STT GDC Pte. Ltd.

Address: 3 Temasek Avenue

#28-01 Centennial Tower

Email: [Redacted]

Attention: [Redacted]

with a copy to:

Latham & Watkins LLP

Address: 9 Raffles Place, #42-02 Republic Plaza, Singapore

048619

Email: [Redacted]

Facsimile: [Redacted]

Attention: [Redacted]

If to Assignee:

STT Garnet Pte. Ltd.

Address: 1 Temasek Avenue

#33-01 Millenia Tower

Singapore 039192

Email: [Redacted]

Facsimile: [Redacted]

Attention: [Redacted]

with a copy to:

Latham & Watkins LLP

Address: 9 Raffles Place, #42-02 Republic Plaza, Singapore

048619

Email: [Redacted]

Facsimile: [Redacted]

Attention: [Redacted]

A party may change or supplement the addresses given above, or designate additional addresses, for the purposes of this Section 7.2 by giving the other parties written notice of the new address in the manner set forth above.

Section 7.3Entire Agreement. This Agreement, together with any schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, and the Investor Rights Agreement dated as of June 26, 2020 between the Company and Investor, as amended by amendment no. 1 thereto dated August 4, 2020 and amendment no. 2 thereto dated February 20, 2022, by whose terms the Assignee has agreed to be bound by having executed and delivered the deed of adherence attached hereto as Schedule 1, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

Section 7.4Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to conflict of law principles.

Section 7.5Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination and the parties’ rights and obligations hereunder (each, a “Dispute”) shall be referred to and finally resolved by arbitration (the “Arbitration”) in the following manner:

(a)The Arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”);
(b)The Arbitration shall be procedurally governed by the HKIAC Administered Arbitration Rules as in force at the date on which the claimant party notifies the respondent party in writing (such notice, a “Notice of Arbitration”) of its intent to pursue Arbitration, which are deemed to be incorporated by reference and may be amended by this Section 7.5;
(c)The seat and venue of the Arbitration shall be Hong Kong and the language of the Arbitration shall be English;
(d)A Dispute subject to Arbitration shall be determined by a panel of three (3) arbitrators (the “Tribunal”). One (1) arbitrator shall be nominated by the claimant party (and to the extent that there is more than one (1) claimant party, by mutual agreement among the claimant parties) and one (1) arbitrator shall be nominated by the respondent party (and to the extent that there is more than one (1) respondent party, by mutual agreement among the respondent parties). The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators and shall act as the presiding arbitrator. If the claimant party or the respondent party fails to nominate its arbitrator within thirty (30) days from the date of receipt of the Notice of Arbitration by the respondent party or the claimant and respondent parties’ nominated arbitrators fail to jointly nominate the presiding arbitrator within thirty (30) days of the nomination of the respondent-nominated arbitrator, either party to the Dispute may request the Chairperson of the HKIAC to appoint such arbitrator; and

(e)The parties agree that all documents and evidence submitted in the Arbitration (including any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties otherwise agree in writing. The arbitral award is final and binding upon the parties to the Arbitration.

Section 7.6Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this

Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 7.7Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein and in the Investor Rights Agreement, this Agreement and the rights and obligations of the Company and Assignee hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. No third party may be assigned any of the foregoing rights by Assignee, its successors, assigns or legal representative unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and any such transferee shall execute and deliver to the Company and Assignee a joinder agreement becoming a party hereto as the “Assignee” subject to the terms and conditions hereof. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties hereto.

Section 7.8Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 7.9Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto and shall inure to the benefit of and be enforceable by any transferee of equity securities held by Assignee but only to the extent of such transfer.

Section 7.10Counterparts. This Agreement may be executed in three or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

Section 7.11Aggregation of Shares. All Securities held or acquired by the Assignee and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights of the Assignee under this Agreement.

Section 7.12Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 7.13Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 7.12 shall be binding upon the parties hereof and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

Section 7.14Public Announcements. Without limiting any other provision of this Agreement, the parties hereto, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and agree on any press release or public statement with respect to this Agreement, and the transactions contemplated hereby and the ongoing business relationship among the parties. The parties hereto will not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GDS HOLDINGS LIMITED

By:	/s/ William Wei Huang
	Name:	William Wei Huang
	Title:	Chairman & CEO

[Signature page to Investor Rights Assignment Agreement]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

STT GDC PTE. LTD.

By:	/s/ Bruno Lopez
	Name:	Bruno Lopez
	Title:	President and Group Chief Executive Officer

[Signature page to Investor Rights Assignment Agreement]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

STT GARNET PTE. LTD.

By:	/s/ Lee Aik Ghee
	Name:	Lee Aik Ghee
	Title:	Director

[Signature page to Investor Rights Assignment Agreement]

SCHEDULE 1

DEED OF ADHERENCE EXECUTED AND DELIVERED BY ASSIGNEE